EXHIBIT 23.3

TBPE REGISTERED ENGINEERING FIRM F-1580		FAX (713) 651-0849
1100 LOUISIANA SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

CONSENT

We hereby consent to the references to our firm in this Registration Statement on Form S-1 for Fortis Minerals, LLC, and to the use of information from, and the inclusion of, our reports, (i) dated January 18, 2019, with respect to the estimates of reserves and future net revenues of each of Fortis Minerals I, LLC (formerly known as Fortis Minerals, LLC), Fortis Minerals II, LLC, Sooner Trend Minerals, LLC and Phillips Energy Partners IV, LLC as of December 31, 2018, (ii) dated May 21, 2019 with respect to the estimates and reserves and future net revenues of Malaga EF7, LLC as of December 31, 2018, (iii) dated January 31, 2018, with respect to the estimates of reserves and future net revenues of each of Fortis Minerals I, LLC (formerly known as Fortis Minerals, LLC), Fortis Minerals II, LLC, Sooner Trend Minerals, LLC and Phillips Energy Partners IV, LLC as of December 31, 2017 and (iv) dated May 21, 2019 with respect to the estimates and reserves and future net revenues of Malaga Royalty, LLC as of December 31, 2017, each in this Registration Statement. We further consent to the reference to our firm under the heading “Experts” in this Registration Statement and related prospectus.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas

September 27, 2019

SUITE 800, 350 7TH AVENUE, S.W.	CALGARY, ALBERTA T2P 3N9	TEL (403) 262-2799	FAX (403) 262-2790
621 17TH STREET, SUITE 1550	DENVER, COLORADO 80293-1501	TEL (303) 623-9147	FAX (303) 623-4258